Exhibit 10.3(aa)

November 26, 2018

Dear Ronald:

We are pleased to extend to you the following offer of employment with ADTRAN Inc., as a Senior Vice President Operations reporting to Thomas R. Stanton, located in ADTRAN Huntsville HQ.

Your compensation will include a bi-weekly paid salary of USD $12,115.38 (gross) resulting in an annualized salary of USD $315,000.00 (gross).

You will be recommended to participate in the Annual Incentive Compensation Plan with a target incentive compensation of $141,750.00 or 45% of base salary. In addition you will receive:

•	3 weeks of accrued vacation
•	Eligibility for life, health, dental & disability insurance

This offer of employment contains a relocation package E. Please refer to the attachment for details. If you elect to voluntarily terminate your employment with ADTRAN, or are terminated for cause during the 12-month period immediately following your start date in your new location, you will be required to repay ADTRAN all costs associated with your relocation. According to IRS regulations some elements of relocation expenses are considered taxable income. You should consult your tax person regarding the possible tax impacts of your relocation.

In addition, you will receive a hiring bonus of $25,000.00, gross, paid within the first two payroll cycles of your hire date. If you voluntarily leave the employ of ADTRAN within the first twelve months of receiving the hiring bonus, you will be responsible to reimburse the Company for the hiring bonus paid on your behalf.

Subject to Board of Directors’ approval, you will be granted:

•	A restricted stock unit award with respect to 2,000 shares of ADTRAN common stock vesting over a four-year period.
•	A performance stock unit award with respect to 2,000 shares of ADTRAN, Inc. common stock vesting over a three- year period.

You are eligible to enroll in the ADTRAN 401(k) plan upon hire. You may defer up to 60% of your eligible income up to the IRS annual maximum. ADTRAN, will match eligible 401(k) contributions after a Plan participant completes 12 months of service. Matching contributions will equal 100% of the first 3% contributed and 50% of the next 2% contributed up to a maximum matching contribution of 4%. Company matching contributions will begin on the first anniversary of employment and are applied retroactively to all contributions made during the calendar year in which you become match eligible.

This offer is contingent upon the successful outcome of the following:

•	Background check
•	Substance Abuse examination
•	Your employment not being encumbered by a "non-compete" or similar agreement

Your tentative start date will be January 28, 2019.

Your decision should be given to us within seven days of the offer date. ADTRAN is an at will employer which means that you or the Company may terminate employment, with or without cause, with reasonable notice.

Ronald, we are very impressed with your background and experience and feel that you will make a significant contribution to the growth and expansion of ADTRAN. Please acknowledge your decision by either accepting or declining the offer below.

Sincerely,

/s/Jason A. Couch

Jason A. Couch

Human Resources Recruiter ADTRAN, Inc.

/s/ Ronald Centis

Ronald Centis

Enclosure: